EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE October 6, 2006	CONTACT:	Mark Koscinski (201) 476-5421

BUTLER INTERNATIONAL ANNOUNCES EXTENSION OF SENIOR CREDIT FACILITY,
TERMINATION OF SECURITIES PURCHASE AGREEMENT WITH LEVINE LEICHTMAN
AND UPDATES ON SEC FILING STATUS

MONTVALE, NJ . . . Butler International, Inc. (PK:BUTL) announced today that it had entered into an agreement with General Electric Capital Corporation to extend the due date on its senior credit facility and term loans to October 31, 2006. The Company also announced the termination of the securities purchase agreement with Levine Leichtman Capital Partners III, L.P. (“LLCP”) which was not extended. The remaining $1.5 million balance of the $2.5 million unsecured note from LLCP was timely paid in August. The Company is continuing to review its future financing options.

As previously reported, Butler is in the process of restating its annual and quarterly financial statements beginning with the financial statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2004, which includes financial statements for fiscal years 2002, 2003 and 2004. Immediately following the filing of these restatements, the Company expects to complete the filings of its Form 10-Q for the quarter ended September 30, 2005, its Form 10-K for the year ended December 31, 2005 and its Form 10-Q’s for the quarters ended March 31, 2006 and June 30, 2006. The Company expects the filing of these financial statements to be completed as quickly as possible.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

Mindpower for a Changing World(SM)
New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33315
www.butler.com